Exhibit 99.1
Broadpoint.Gleacher
BROADPOINT.GLEACHER LAUNCHES INTERNATIONAL INITIATIVE
AGREES TO ACQUIRE ISM CAPITAL
CLIFF SIEGEL TO BE NAMED CEO OF BROADPOINT INTERNATIONAL
New York, N.Y., October 22, 2009 — Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG), today announced that it will establish an affiliate to be named Broadpoint International. Cliff Siegel, a veteran of brokerage development in international markets, will be appointed Chief Executive Officer of the new unit.
As part of this new international markets effort, Broadpoint.Gleacher has entered into an agreement to acquire London-based ISM Capital, an investment banking boutique founded in 2008 by Mr. Siegel that focuses on emerging market debt. ISM Capital will be a subsidiary of Broadpoint International. Mr. Siegel, Chairman and Chief Executive Officer of ISM Capital, will also join the management committee of Broadpoint Capital, Inc., a broker dealer subsidiary of Broadpoint Gleacher Securities Group, Inc. The acquisition is subject to the approval of the Financial Services Authority and customary closing conditions. It is expected to close in the fourth quarter of this year.
Previously, Mr. Siegel was the founding Chief Executive Officer of Jefferies International, an Executive Vice President of Jefferies & Co. and a member of Jefferies’ Global Executive Committee. During his 17 years at Jefferies, he oversaw all overseas business development of Jefferies International, including the launch of all international sales/trading activities; the establishment of offices in Delhi, Paris, Zurich and Tokyo; the creation and management of the now approximately $1.5 billion in assets under management Jefferies International Asset Management Convertible funds; and the entry by Jefferies into the international capital markets with issuance of over $2 billion in structured equity paper from 2004 until his departure at the end of 2007.
Also to join Broadpoint International are Edward Males and Michael Bancroft, who with Mr. Siegel, are principals of ISM Capital.
Lee Fensterstock, Chief Executive Officer of Broadpoint.Gleacher, said, “The same market environment that has enabled us to progress in building a full service investment bank in the U.S. is operative globally. We envision building an investment bank that will provide ideas and execution to global investors as well as advice and capital raising services to companies throughout the world. ISM Capital has already accomplished a lot with its targeted focus on India, and I am pleased we were able to attract someone with Cliff’s experience in the international markets to lead our effort.”

Mr. Siegel said, “I am incredibly impressed by the progress Broadpoint.Gleacher has made in building a full service investment banking platform in the U.S. in a short period of time. The opportunity to build a similar franchise internationally is equally compelling. I have known Lee Fensterstock for many years and believe he and his team will be great partners along with our highly experienced London team in the building of this franchise. I am excited to be working with such a talented and entrepreneurial group.”
Mr. Males will join Broadpoint International as President and COO. Prior to joining ISM Capital, Mr. Males was a Managing Director at Jefferies & Co. where he led the creation and development of Jefferies’ business in India, completing over $2 billion in structured equity financings for Indian companies. Prior to Jefferies, Mr. Males was a Managing Director at Broadview International, which was acquired by Jefferies in 2003, where he led the Technology Services Group.
Michael Bancroft will join Broadpoint International as a Senior Managing Director. Prior to joining ISM Capital, Mr. Bancroft was with Polygon Investment where he was the Co-Head of investments in Hong Kong, responsible for Japanese, Asian, and European convertible credit and volatility investments. Prior to Polygon, Mr. Bancroft was Vice President of equity derivatives at JP Morgan, responsible for the sales/trading team in international convertibles.
About Broadpoint.Gleacher
Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint DESCAP divisions of Broadpoint Capital, Inc., its Investment Banking financial advisory subsidiary, Gleacher Partners LLC, its Equity Capital Markets subsidiary, Broadpoint AmTech and FA Technology Ventures Inc., its venture capital subsidiary. For more information, please visit www.bpsg.com.
Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
FOR ADDITIONAL INFORMATION
PLEASE CONTACT:
Investor Contact:
Robert Turner
Chief Financial Officer
Broadpoint Gleacher Securities Group, Inc.
212.273.7109
Media Contact:
Ray Young
Halldin Public Relations
916.781.0659
ray@halldinpr.com